UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 25, 2015

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 25, 2015, Halcón Resources Corporation (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the average closing price of the Company’s common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price required by the NYSE under Section 802.01C of the NYSE Listed Company Manual. As of August 27, 2015, the 30 trading-day average closing price of the Company’s common stock was $0.96 per share.

The Company plans to notify the NYSE that it intends to cure the deficiency and to return to compliance with the NYSE continued listing requirement, and will submit a letter outlining the actions it intends to take to do so. The Company has six months following receipt of the notification to regain compliance with the minimum share price requirement, but may have additional time if shareholder approval is needed for any of its planned steps. The Company can regain compliance at any time during the six-month cure period if the Company’s common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30-trading day period ending on the last trading day of that month or on the last day of the cure period.

The notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during this period, subject to the Company’s compliance with other listing standards, under the symbol “HK.”

Item 7.01      Regulation FD Disclosure.

On August 27, 2015, the Company issued a press release announcing that it had entered into certain exchange agreements and that it had received the notice of noncompliance with the NYSE continued listing standard.

A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 8.01      Other Events.

On August 27, 2015, the Company entered into separate, privately negotiated exchange agreements with certain holders (the “Holders”) of the Company’s 9.75% senior notes due 2020 (the “2020 Notes”), 8.875% senior notes due 2021 (the “2021 Notes”) and 9.25% senior notes due 2022 (the “2022 Notes” and together with the 2020 Notes and 2021 Notes, the “Senior Unsecured Notes”), pursuant to which the Company has agreed to issue approximately $1.02 billion aggregate principal amount of new 13.0% Third Lien Senior Secured Notes due 2022 (the “New Notes”) in exchange for approximately $1.57 billion aggregate principal amount of Senior Unsecured Notes held by such Holders, consisting of $497.2 million principal amount of 2020 Notes, $774.7 million principal amount of 2021 Notes and $294.3 million principal amount of 2022 Notes. Holders will also receive a cash payment from the Company in amounts equal to the accrued and unpaid interest on the Senior Unsecured Notes that are exchanged for New Notes.

The New Notes will be secured by third-priority liens on substantially all of the Company’s and its subsidiary guarantors’ assets that secure the Company’s senior secured revolving credit facility. The indenture governing the New Notes will include covenants substantially similar to those governing the Company’s outstanding 8.625% senior secured notes.

The Company expects to close the debt exchanges within 10 business days, subject to customary closing conditions, including an amendment to its senior secured revolving credit facility to, among other things, permit the issuance of the New Notes.

The Company offered the New Notes to the holders of Senior Unsecured Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company relied on this exemption from registration based in part on representations made by the Holders of Senior Unsecured Notes.

Item 9.01      Financial Statements and Exhibits.

(d)   Exhibits. The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release issued by the Company on August 27, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

August 28, 2015	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Halcón Resources Corporation dated August 27, 2015.